Exhibit (p)(3)

Amendment No. 2 to Code of Ethics Policy

This Second Amendment to the Code of Ethics Policy is effective as of June 8, 2015.

1. The following “General Principles” section shall be deleted and replaced, in its entirety, as follows:

General Principles

The TCW Group, Inc. is the parent of several companies that provide investment advisory services. As used in this Code of Ethics or Code, the “Firm” or “TCW” refers to The TCW Group, Inc., TCW Advisors, and controlled affiliates.

This Code is based on the principle that the officers, directors and employees of the Firm owe a fiduciary duty to the Firm’s clients. In consideration of this you must:

•	Protect the interests of the Firm’s clients before looking after your own.

•	If you know that an investment team is considering a transaction in a security, don’t trade that security.

•	Never use opportunities provided for the Firm’s clients by brokers or others for your personal benefit.

•	Avoid actual or apparent conflicts of interest in conducting your personal investing.

•	Never trade on the basis of client information, or otherwise use client information for personal benefit.

•	Maintain the confidentiality of all client financial and other confidential information. Loose lips sink ships.

•	Comply with all applicable securities laws and Firm policies, including this Code.

•	Communicate with clients or prospective clients candidly.

•	Exercise independent judgment when making investment decisions.

•	Treat all clients fairly.

When in doubt, call the General Counsel, the Chief Compliance Officer, or any member of the Compliance or Legal Department before taking action. We are here to help. The reputation that TCW has built through decades of hard work can be destroyed by a single action. As an Access Person, you are responsible for safeguarding the reputation of TCW.

Violations of this Code constitute grounds for disciplinary actions, including immediate dismissal.

Amendment No. 2 to Code of Ethics Policy

2. The following “De Minimus Transactions” exemption under “Exempt Transactions” shall be eliminated in its entirety:

Exempt Transactions		Pre-clearance Required?	Reporting Required?	Limitations/Comments
~~De Minimus Transactions:~~		~~Yes~~	~~Yes~~	~~These exceptions do not apply to trades in:~~

~~●~~	~~equity market transactions, including ETFs, for up to 200 shares per trade.~~			~~●~~	~~IPOs,~~
				~~●~~	~~Private Placements,~~

~~●~~	~~bond market transactions of up to $25,000 market value per trade.~~			~~●~~	~~other Limited Offerings (other than those sponsored by the Firm),~~

				~~●~~	~~Securities otherwise subject to any trading restriction, either Firm-wide or applicable to the Access Person.~~

3. The “Participation in Rapid Fire Capital Infusions” Policy shall be removed from the Portfolio Management Policy and added to the Code of Ethics on page 19, after the “Deal-Specific Information” section.

4. The following under “Prohibited Transactions” shall be amended as follows:

Prohibited Transaction	Exceptions/Limitations	Consequences/Comments
Transacting in a Security that the Firm is trading for its clients	Exception: Permitted once the Firm’s trading is completed or cancelled	Portfolio managers may accumulate a position in a particular security over a period of time. During such accumulation period, permission to trade in such a security will generally not be granted.
Transacting in a security that the Access Person knows is under ~~active~~ consideration for trading by the Firm for its clients

5. The definition of Approving Officers shall be amended as follows:

Approving Officers - One of the Chief ~~Administrative~~ Operating Officer or the Head of Investment Operations Technology ~~or the Chief Risk Officer and~~ in addition to one of the General Counsel or the Chief Compliance Officer.

6. The following definitions shall be added to the Glossary:

Direct Purchase Plan - An investment service that allows individuals to purchase a security directly from a company or through a transfer agent. Not all companies offer Direct Purchase Plans and the plans often have restrictions on when an individual can purchase.

Rule 10b5-1 Plan - A rule established by the Securities Exchange Commission (SEC) that allows insiders of publicly traded corporations to set up a trading plan for selling stocks they own. Rule 10b5-1 allows major holders to sell a predetermined number of shares at a predetermined time.

7. The term “Chief Administrative Officer” shall be replaced with “Chief Operating Officer” throughout the entire policy.

8. The following under “Exemptions: Exempt Securities and Exempt Transactions” shall be amended as follows:

Types of Exempt Securities	Pre-clearance Required?	Reporting Required?	Limitations/Comments
Interests in Firm-sponsored limited partnerships or other Firm -sponsored private placements.	No~~, unless a transfer.~~	Yes